Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty TripAdvisor Holdings, Inc.:

We consent to the use of our reports dated February 19, 2021, with respect to the consolidated financial statements of Liberty TripAdvisor Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
November 8, 2021